Exhibit 11

                              TECO ENERGY, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE


Three months ended March 31,        1997                         1996
                             Primary  Fully Diluted     Primary  Fully Diluted
                             Earnings    Earnings       Earnings    Earnings


Net income (000)           $    43,096 $    43,096    $    41,509 $    41,509

Common shares outstanding
  at beginning of period   117,552,907 117,552,907    116,731,681 116,731,681
Dividend reinvestment and
 common stock purchase plan:
  Shares issued                     --          --         44,582      44,582
Restricted stock granted            --          --             --          --
Shares canceled                 (1,303)     (1,303)            --          --
Stock option plans:
  Options exercised             34,750      34,750        112,503     112,503
  Shares under option at
   end of period                    --   2,452,872             --   2,268,772
Treasury shares which could
  be purchased                      --  (2,016,848)            --  (1,705,496)
Avg. no. of shares
  outstanding              117,586,354 118,022,378    116,888,766 117,452,042

Earnings per share         $      0.37 $      0.37    $      0.36 $      0.35


























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